Exhibit 99.1

Press Release

eMagin Corporation Announces First Quarter 2016 Financial Results

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – May 12, 2016 – eMagin Corporation, or the “Company” (NYSE MKT:EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the first quarter ended March 31, 2016.

“I am pleased to report that we had good performance in the quarter and continued to make solid progress. In Q1, we recorded $7 million in revenue including $1 million from a commercial sector strategic licensing deal that we announced in December,” stated President and CEO Andrew G. Sculley. “We remain encouraged by the expanding commercialization potential of some of our newest product efforts including, among others, our WUXGA display technology, and our leading 2Kx2K microdisplays. Some of our newest WUXGA displays are already shipping; and our 2Kx2K microdisplay prototypes will be ready for sampling by customers in Q4 of this year.

“Discussions continue with several companies who are interested in incorporating our display technology into high-volume production applications.

“We made further progress on yield and through-put improvements in our production processes which enabled us to build additional inventory to meet customer demand. We continue to focus on improving manufacturing by strengthening our production resources and adding equipment to achieve better results. As our yields and through-put improve, we see the potential for lower unit costs.

“Finally, we remain committed to furthering our industry leading technology and continued to invest in our R&D and Sales and Marketing during Q1. Our cash position remained strong at the end of the quarter and our balance sheet remains debt free.”

Q1 Business and Product Highlights

•	Won contracts worth several million dollars each for the U.S. military’s Enhanced Night Vision Goggle III (ENVG III) and Family of Weapon Sights – Individual (FWS-I) programs. We are supporting the qualification testing for both programs and anticipate entering the production phase in 2017.
•	Won a contract with a prime contractor valued at approximately $800,000 for a laser range finder system and have begun delivering microdisplays in the production phase of the contract.
•	Booked new R&D projects worth over $800,000. One project is for continuing improvements in our direct patterned ultra-high brightness technology. The second is for the development of a new display backplane that offers lower power consumption and a higher frame rate demanded by military and consumer markets. And the third project is focused on building display samples for a customer developing a new consumer virtual reality headset.
•	Received production orders for two new projects, one for a U.S. Marine Corps application and the other with a large Asian company using our WUXGA full color display in a new product.
•	Shipped a new version of our WUXGA microdisplay product with qualification scheduled to be completed by July 2016.
•	Delivered sample displays for over twenty new projects including military and commercial avionics applications.

First Quarter Results

Revenues for the first quarter of 2016 were $7.0 million, an increase of 17% from the first quarter of 2015, and included $1.0 million of licensing revenue from the agreement signed in December.

Product revenues (primarily display sales) totaled $5.3 million, 4% more than first quarter last year. The higher product revenues were primarily due to product mix as customers purchased more of the Company’s higher priced advanced microdisplays. R&D contract revenues totaled approximately $706 thousand, a decrease of 20% from the first quarter last year. The lower revenues in the quarter reflect the late award of a key R&D contract which will be performed in Q2 instead of Q1.

Gross margin for the first quarter was 48 percent on gross profit of $3.3 million compared to a gross margin of 39 percent on a gross profit of $2.4 million in the same quarter last year. Excluding the profit contribution from the license revenues, on which there were no cost of revenues during the quarter, the gross margin for the first quarter would have been 39%, comparable to the prior year quarter.

Operating expenses for the first quarter of 2016, including R&D expenses, increased to $3.3 million from $2.0 million in the first quarter of 2015. Last year’s quarter included approximately $500 thousand in favorable effects from a reduction in the allowance for bad debts and the reversal of the Company’s vacation accrual. This year’s first quarter reflected higher spending in our HMD effort, higher legal expenses and costs associated with the consolidation of the Company’s finance and procurement functions.

Operating income for the first quarter decreased to $22,000 from $329,000 in the first quarter last year. Net income for Q1 2016 was $14,000, or break-even, as compared to $320,000, or $0.01 per diluted share in Q1 2015.

At March 31, 2016, the Company had approximately $9.1 million of cash and cash equivalents compared to $9.3 million of cash and cash equivalents at December 31, 2015.

At March 31, 2016, the Company had no outstanding debt.

Outlook

“Looking into 2016, we are encouraged by what we believe to be expanding end markets for Virtual Reality, Augmented Reality and Night Vision applications leveraging our leading OLED technology. We believe our technology approach in these markets remains superior to the competition,” continued Mr. Sculley.

“While military product sales held steady in the quarter, we believe that future growth in this segment will be largely driven by newer contracts and programs that are currently under review to receive funding for next generation technology.

“Our military contract R&D efforts, where we work closely with the U.S. government and with international companies on designing next generation requirements and specifications, position us well to capture these new production contract vehicles when awarded. Overall we feel eMagin’s presence in both domestic and international military markets remains quite strong.

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“For 2016, we are focusing on the following objectives:

•	Expansion of our presence in major military programs and overall customer count,
•	Further progress on display sales under the commercial licensing agreement that we signed in December,
•	Advancement of discussions with high volume production partners to incorporate our technology into displays and other products,
•	Continued progress in manufacturing improvements,
•	Consolidation of our finance and procurement functions from our Bellevue to Hopewell Junction facilities,
•	Potential new product introductions in the commercial sector to leverage our leading display and headset technologies. These new products have the potential to provide revenue this year.

“We look forward to updating you on our progress during the year,” concluded Mr. Sculley.

Conference Call Information

Full results will be published in the Company’s 10-Q report for the first quarter ended March 31, 2016, expected to be filed by May 12th, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through June 12, 2016. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

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eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,050	$9,273
Accounts receivable, net	3,602	3,508
Unbilled accounts receivable	1,306	1,445
Inventories, net	4,558	3,901
Prepaid expenses and other current assets	745	489
Total current assets	19,261	18,616
Equipment, furniture and leasehold improvements, net	8,838	9,131
Intangibles and other assets	323	336
Total assets	$28,422	$28,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,666	$1,636
Accrued compensation	1,548	1,246
Other accrued expenses	1,056	1,193
Other current liabilities	565	602
Total current liabilities	4,835	4,677

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of March 31, 2016 and December 31, 2015	–	–
Common stock, $.001 par value: authorized 200,000,000 shares, issued, 29,550,170 shares as of March 31, 2016 and December 31, 2015	30	30
Additional paid-in capital	234,981	234,814
Accumulated deficit	(210,924)	(210,938)
Treasury stock, 162,066 shares as of March 31, 2016 and December 31, 2015	(500)	(500)
Total shareholders’ equity	23,587	23,406
Total liabilities and shareholders’ equity	$28,422	$28,083

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eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:

Product	$5,295	$5,104
Contract	706	885
License	1,000	–
Total revenues, net	7,001	5,989

Cost of revenues:

Product	3,287	3,052
Contract	379	577
License	–	–
Total cost of revenues	3,666	3,629

Gross profit	3,335	2,360

Operating expenses:

Research and development	1,303	985
Selling, general and administrative	2,010	1,046
Total operating expenses	3,313	2,031

Income from operations	22	329

Other income (expense):
Interest expense, net	(10)	(10)
Other income, net	2	1
Total other income (expense), net	(8)	(9)
Income before provision for income taxes	14	320
Provision for income taxes	–	–

Net income	$14	$320
Less net income allocated to participating securities	3	74
Net income allocated to common shares	$11	$246

Income per share, basic	$–	$0.01
Income per share, diluted	$–	$0.01

Weighted average number of shares outstanding:

Basic	29,388,104	25,041,380

Diluted	29,637,804	25,747,631

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Non-GAAP Information

	Three Months Ended
	March 31,
	2016	2015

Net income	$14	$320
Non-cash compensation	167	217
Depreciation and amortization expense	415	326
Interest expense	10	10
Adjusted EBITDA	$606	$873

Source: eMagin Corporation

CONTACT:

eMagin Corporation

Jeffrey Lucas, Chief Financial Officer

845-838-7931

jlucas@emagin.com

MBS Value Partners

Betsy Brod

212-661-2231

Betsy.brod@mbsvalue.com

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